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                     July 14, 2023

       Amro Albanna
       Chief Executive Officer
       Aditxt, Inc.
       737 N. Fifth Street, Suite 200
       Richmond, VA 232129

                                                        Re: Aditxt, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed April 17,
2023
                                                            File No. 001-39336

       Dear Amro Albanna:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences